                                                                    EXHIBIT 99.1


================================================================================




                              CITIZENS BANKING CORP
                CITIZEN'S BANKING CORP 1ST QUARTER EARNINGS CALL
                             LEADER, WILLIAM HARTMAN
                                   ID# 6448422
                                    04/23/04











                     DATE OF TRANSCRIPTION: APRIL 27, 2004








================================================================================

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 2



April: Good morning. My name is April, and I will be your conference facilitator. At this time I would like to welcome everyone to the Citizens Bank Corporation 1st quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. We will only take questions from the analysts. If you would like to ask a question during this time, simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press * then the number 2 on your telephone keypad. Thank you. Mr. Mathews, you may begin your conference.

Mr. Mathews:        Good morning, everyone, and thank you for joining us today.
                    With me today is William Hartman, Chairman, President and
                    CEO; Charles Christy, Chief Financial Officer; Martin Grunst treasurer; and Dan Bekemeier Chief Accounting Officer.

                    Before we begin, I would like to point out that the presentation today contains forward-looking statements that are subject to risks and uncertainties that could cause the company's actual future results to materially differ from those discussed. These risks and uncertainties include, but are not limited to, those which are discussed in the company's 1st quarter press release dated April 22nd, 2004, and in the company's filings with the Securities and Exchange Commission.

                    Other factors not currently anticipated by management may also materially and adversely effect Citizens' results of operations. Citizens does not undertake and expressly disclaims any obligation to update its forward-looking statements except as required by law. I would now like to turn the presentation over to Bill Hartman.

Bill: Good morning, everyone. Thanks for joining us. We are pleased with the 1st quarter. The results of the quarter were very consistent with our expectations. It was another quarter of significant improvement in our credit quality, with non-performing assets decreasing by 19%. That is following a 15% decrease in the 4th quarter, so that's 2 back-to-back quarters of significant improvement there.

                    Also had a nice decrease in both our charge-offs and our provision expense. So, as we said in the release, both the charge-offs and non-performing assets are now at their lowest levels in 8 quarters. So, we're real pleased with those trends, and feel good about where our

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 3


                    credit quality is and the extent to which we're managing that portfolio well.

                    We're also pleased with the continued success of our consumer banking business. We have been very successful, as the numbers show, in growing our home equity loans, and we're growing those loans at a very high level of credit quality. We've been very disciplined about that growth. And we're starting now to see some improvement in core deposit generation which is also encouraging.

                    Since our last conference call, we did make the announcement of our Illinois divestiture. We feel that that was a very important strategic initiative for our company. We think the timing was right, we think the price was right, we think the decision was right, particularly given the intensive competition and price wars beginning to heat up in the Chicago land market, and the fact that there are 500 new bank branches planned there over the next 3 years.

                    With our 3-branch operation in Berwyn we thought it would be very difficult for us to grow that business. It has also enabled us to reinvest in and focus on the markets where we've got better growth, and where we can be a more significant factor. Our expectation is that that sale will close in the 3rd quarter, and based on how we would reinvest the proceeds, it would be neutral to slightly positive to our earnings.

                    At this point, I'd like to turn the meeting over to Charlie Christy, our Chief Financial Officer. Charlie is going to discuss our credit quality, credit quality improvement, and our financial performance.

Charlie: Thank you, Bill. Before we get into the numbers, let's talk a little bit about the credit quality initiatives that we had during the 1st quarter. With a lot of pro-active working of the non-performing loans, and we did have a 14.3 million reduction or a 20.7% reduction from the 4th quarter of 2003.

                    Our largest 2 non-performing loans are now gone, and those represented 8.4 million of the reduction. During the quarter we also hired 2 new senior credit officers. One was placed into the Wisconsin market, and 1 was for our corporate-wide commercial real estate

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 4


                    position.

                    We also hired an experienced head of consumer lending, and one of the first initiatives he started was to re-evaluate and re-validate our risk scorecard methodology. Even though we feel very comfortable with what we're underwriting, we just wanted to make sure that we stay ahead of the curve on that.

                    And lastly, we spent some time designing a new credit college training program for our CRO's and our CBM's. And the rollout of that training program and coursework begins in the 2nd quarter of 2004.

                    Moving to our non-performing assets, as Bill said, we did have 2 quarters in a row where we had over $14 million reductions. And basically, if you look at our non-performing assets, or our non-performing loans, at this time, they are now -- we are 27% of that is housing manufacturing, 17% is agriculture, 19% is construction, and 18% is total services.

                    A breakdown of the non-performing assets discloses the large majority of the reductions is still attributable to the work in the commercial portfolio, where the consumer is still staying very stable, and so is the mortgage. Also of note is the lower trend in non-performing outflows on our payoffs and our charge-offs remain brisk as we actively work this portfolio.

                    Our in-flows have actually trended down from a high of 36.3 million, which was in the 2nd quarter of 2003, to 11.7 million in the 1st quarter of 2004, while our outflows have averaged for the last 5 quarters over 25 million.

                    Moving on to the charge-off, our charge-off has shown a great downward trend for the past 4 quarters from a high of
                    12.5 million. And basically, we improved 8.2 million from the 1st quarter of 2003. Remember, though, that that 1st quarter 2003 did include 11.5 million fraud loss.

                    The consumer portfolio also continues to perform at a pristine level, ranging from 2.4-2.9 million in net charge-offs for the past 5 quarters. This trend continues as we have dramatically grown our home equity

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 5

                    portfolio. We attribute these trends to the fact that 99% of the new volume that we bring on is less than 90% LTV. Additionally, for everyone to note, we are not growing the portfolio with any near or sub-prime paper.

                    Our charge-off percentage also has trended down well from a 1.2% in the 1st quarter 2003 to 53 basis points at the end of this 1st quarter, which are now at respectable levels. Key ratios for the credit quality, these ratios and these metrics reflect a positive trend. Each quarter has improved. Our loan months reserves are very strong. Our loan months reserve to non-performing loans has increased dramatically, and is now at or above peer levels at 226%. If everyone remembers, in June of 2002, that was at 101%. We have been progressively growing that to the level we wanted, above 200%.

                    Charge-offs again are still trending downward, and as we mentioned in our earnings release, we expect that to be down again in the 2nd quarter. In conclusion, for credit quality, we are very pleased with the trends in our credit quality numbers, and the progress we have made culturally in the past year. We have implemented, and continue to implement, numerous initiatives to make Citizens' credit culture and practices best in class.

                    Okay. Moving on to the financial highlights, 1st quarter of 2003 versus the 1st quarter of 2004, in the 1st quarter of 2004 we made 17.4 million at 2.4 million increase over last year's quarter. We made $.20 per share and $.06 earnings per share over last year's quarter. Improvement in the quarter by quarter comparison was driven by less provision expense of $12 million which was offset by a decline of 3.2 million in our margin from rate compression and lower commercial loan levels.

                    Secondly, lower non-interest income from lower mortgage fees as the refi boom has ended, and three, increased non-interest expense from new management additions during the year, and also investment in our Oakland County initiative.

                    When comparing to the 4th quarter, a few notes are in order. Typically at Citizens, the 1st quarter is seasonally the lowest earnings quarter. Secondly, the quarter also had 1 less day than the 4th quarter of '03. In

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 6


                    that comparison, earnings per share was down a penny, and that was driven by lower margins, which were basically for the same reasons as mentioned before. And that was offset by lower provision expense of $1 million, a slight increase in our non-interest income, and relatively flat NIE.

                    Balance sheet highlights, our commercial loans were down 91 million at 4th quarter end to the 1st quarter. For the comparison to the previous year's quarter, were down 321 from 329. Mortgage loans were down about 19 million from the 4th quarter. Our consumer loans, though, were up 64 million from the 4th quarter, and our consumer loans from last year's quarter were up 338 million.

                    Looking at our deposits, we had a very good positive trend there. From the 4th quarter, our total core deposits grew by 76 million, primarily driven by our savings deposits growing by 95 million. And actually, our total deposits were up this quarter for the first time in many quarters, by 19 million, and our timed deposits were only down 57 million.

                    Our non-interest income, I mentioned before, was up slightly quarter to quarter, and one key item in that was that our non-interest income included 600,000 gain on sale of equipment from the sale of some closed branch facilities. Our non-interest expense is relatively flat as compared to the 4th quarter of '03 as our investment in Oakland County, new products for treasury cash management and wealth management, and increases in data processing expenses have created a new run rate of approximately 60.5 million for the quarter.

                    Lastly, the ratios that I want to just mention, our capital ratios remain very strong. Of the main categories we look at, tier 1 ratio was up 10 basis points. Our total capital was up 5 basis points. And tangible common equity was up from 7.34 to 7.65%, and our leverage ratio was up 5 basis points to 7.5%.

                    At this time I'll turn it back over to Bill.

Bill: Thanks, Charlie. I'd like to make a few comments about the 2nd quarter, and the balance of the year. As we look ahead to the 2nd quarter, we do expect our trend of credit quality improvement to

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 7


                    continue. We expect that both charge-offs and provision expense would be slightly less than they are in the 1st quarter, and we think we're going to be able to continue to build credit quality as a very strong core competency in our company.

                    On the net interest income side, we expect that number to be roughly comparable with 1st quarter levels, and then expect it to begin to grow in the 3rd and the 4th quarters due to volume improvements. On the commercial loan side, Charlie mentioned a little bit about the decrease we saw, again, in the 1st quarter. And our current expectation is that the commercial loans in the 2nd quarter would be roughly flat with the 1st quarter levels.

                    We are beginning to gain confidence that commercial loans will be higher in the 3rd and the 4th quarter than they are at the end of the 1st quarter. And the reason for that is, we are having some new business development success bringing in some good quality business, both in Oakland County and in other parts of the franchise. That new business success, of course, is being masked by our purposeful efforts to right-size the portfolio in terms of credits that meet our risk parameters, and also reducing some excessive exposure.

                    So, as that winds down, and the new business development efforts continue, we think that's going to fuel higher commercial loans in the 3rd and 4th quarter. On non-interest income, we do expect some slight improvement in the 2nd quarter compared to the 1st quarter's levels. That'll be driven primarily by an improvement in mortgage revenue and continued improvement in the wealth business.

                    The Oakland County initiative is going quite well. We now expect our second hub in Novi to open during the 3rd quarter. That includes a nice branch. And then there'll be 3 additional branches we expect to open in the 4th quarter of this year. In general, we think the year is on track with our expectations, and are pleased with the progress we're making broadly across the company.

                    The last comment I'd like to make before opening it for questions is that in March we did make a very strong and important addition to our board of directors. Lizabeth Ardisana who is the CEO of ASG Renaissance, a technical and communications services firm, joined

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 8

                    our board of directors of the holding company. Beth is an outstanding business and civic leader, and we expect her to bring a strong perspective to our various initiatives.

                    So at this point, we would like to open it up for questions.

April: Thank you. At this time I would like to remind everyone, if you would like to ask a question, please press * then the number 1 on your telephone keypad. As a reminder, we will only take questions from the analysts. We'll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Terry McEvoy with Oppenheimer.

Terry: Good morning. There was an announcement yesterday from E Bank that they acquired, I want to say 11 branches from somebody in southeast Michigan. Was that an opportunity, or something you took a look at? If so, could you maybe talk about why that would have been a good fit for you, and maybe since it did go to somebody else, is there an opportunity maybe to continue to bring over some good lenders as well as stealing some customers?

Bill: Well, yes, we did consider the opportunity, Terry. We found the branches to be very small. They were comprised primarily of very high-cost hot money deposits. The locations and the condition of the premises were really not to our liking, and not the way we really wanted to represent our franchise in the southeastern market.

                    So, we chose the path. That would really be my insight into that one.

Terry: And one other question, if I could. As you rebrand your image, and focus on the southeast Michigan or Oakland County, can you just talk about how much of a difference there is between Flint, where you are and your headquarters are located, and southeast Michigan, whether people know that you are a local bank, and from Michigan, and whether that's helping you in developing new banking relationships.

Bill: Sure. Yes, Terry, and it very much is. Because we are a local bank, and we are the second largest bank holding company headquartered in Michigan. And I think that is becoming increasingly important as businesses become increasingly concerned about the mega-mergers

CITIZENS BANKING CORP
ID# 6448422                                                               PAGE 9

                    taking place, and of the large banks' ability to respond quickly. So, we do think that that is a competitive advantage for us. The other thing we've done is, we've staffed our Oakland County business with very high qualified people and processes that enable decision-making to be very quick, while still maintaining very good credit quality.

                    Our Oakland County bankers are experienced. They're capable. They're highly respected and influential in the Oakland County marketplace. And as a result, they're having some success. We feel very good about our ability to compete in Oakland County. We do know that Fifth Third has announced that they're going to be opening some more branches. Key, of course, is making this announcement.

                    We're undaunted by that. We feel pretty good that while it is a very competitive market, we're going to continue to be successful.

Terry:              Thanks, Bill.

April: Your next question comes from the line of Wilson Smith with Boenning, Scattergood.

Wilson: Morning, gentlemen. Nice quarter. I always like to see the progress in the non-performers. But you've led us to expect that now, so we'll have to support more of that. Just generally speaking, could you give us a little bit of a flavor on the economic outlook? Last quarter you said that you felt that you were cautiously optimistic, I think, in terms of the potential for the turnaround of the Michigan market, especially.

                    So, how are things looking in Michigan and Wisconsin?

Bill: We continue to be cautiously optimistic, Wilson. We're not ready to say that it's going to be gangbusters for the rest of the year. But I would say that the anecdotal comments from an increasing number of data points would suggest that activity is picking up. We are seeing more results from our new business development efforts than we are at this point from increased economic activity. But when you start hearing it more frequently from more frequent companies, that's usually the precursor for activities down the road.

                    So, I am somewhat encouraged by a slightly more optimistic tone

CITIZENS BANKING CORP
ID# 6448422                                                              PAGE 10


                    coming from clients in the marketplace. So that's encouraging, but at the same time, until it actually happens and we see it in the numbers, I don't want to be overly optimistic about it.

Wilson: So at this point you think that any growth in the loan portfolio is going to really come from the home equity and the indirect?

Bill: Well, actually, we think that indirect and home equity will continue to grow this year. We actually think that commercial loans in the 3rd and 4th quarter are going to be higher than they are now. And frankly, we think that that'll be the case both in the commercial loan portfolio 3rd and 4th quarter, and the consumer loan portfolio for the rest of the year, regardless of whether there's an economic pick-up.

                    So if there's an economic pick-up, that would be certainly to our benefit, and would take the numbers higher. But we don't think that our growth in the 3rd and 4th quarter is totally dependent upon economic improvement.

Wilson: One last question here. Given the recent fluctuations or changes in the yield curve and absolute rates at this point, the expectations for the Fed becoming a little more active in terms of raising rates, could you give us a feel of the changes in the position of your AL structure, and the potential impact on your net interest margin expectations for the rest of the year?

Marty: Yeah. This is Marty Grunst. Our interest rate risk position is essentially the same as it was at the end of the year, very modest liability sensitive, up 100 shock gives us a decline in the margin of less than half a percent, or a half a percent in an up 200 shock, 1.5%. We'll be right around that level this quarter. And keep in mind, those are pretty severe measures to shock a gradual increase. It would more likely be a smaller impact than that.

Wilson:             Great. Thank you very much.

April: Again, I would like to remind everyone, in order to ask a question, please press * then the number 1 on your telephone keypad. A question comes from the line of Terry McEvoy of Oppenheimer.

CITIZENS BANKING CORP
ID# 6448422                                                              PAGE 11


Terry: Just a quick question. I didn't see John Schwab's name listed in the release today. And I don't think he's on today's call. Is he still with the company?

Bill: Yes, Terry. He is very much with the company. I told John that we had made so much improvement in our credit quality that it was time for him to take a well-deserved vacation.

Terry:              I'm glad to hear that.  Thanks.

April: Your next question comes from the line of Eric Grubelich with KBW.

Eric: Hi. It's Eric Grubelich. How are you this morning? Just a simple question for you, Bill. In the key highlights in the quarter, you mentioned the checking account growth which was pretty strong, 7500 new accounts. I'd like to hear two things from you. One, what's sort of the trajectory for that growth going forward through the rest of the year by quarter? And then, if you were to look at those accounts that you've opened up, what do the average balances look like, and what type of fee generation and service charges, NSF, whatever you want to call it, what do you expect the average to be per account?

Bill: Well, first of all, we are encouraged by the increase in activity in the number of new checking accounts. And if you look at what we did in the 1st quarter of '04 versus the 1st quarter of '03, for example, the 1st quarter of '04 we opened 9,500 new checking accounts. And in the 1st quarter of '03 we opened 5,200 new checking accounts. So at this point, we are growing the net number of new checking accounts after attrition, which we are encouraged by.

                    We are also encouraged by the size of the accounts that we're bringing in. The average balances are in 4 figures, which is very, very encouraging. It would be premature for me to give you an exact number as to what we think the fee income per account would be, but we are enjoying some real good success in our consumer business in sales campaigns that we have and the sales cultures that we have. And we have put a focus on trying to improve our core deposit growth. And I am encouraged at this point with the signs that we're beginning to show in that endeavor.

CITIZENS BANKING CORP
ID# 6448422                                                              PAGE 12


Eric: Maybe one follow-up. Actually, just for clarification, your press release says you opened 7500 new. I thought you said 9000 something.

Charlie: This is Charlie, Eric. The 7500 actually represents the campaign that was conducted between February and the end of March. And that is what we got from the campaign. The whole quarter, though, we were up 9500.

Eric:               Oh. So you did even better.

Charlie:            Yes.  So we were up 9500.

Eric: On that subject of deposits -- it's nice that we don't have to ask too much about credit now. Could you characterize, in the markets that you're in, maybe just generally, southeast Michigan, Wisconsin, however you want to do it, how would you characterize the competitive landscape for deposit pricing? I'm hearing that there are some very aggressive actions being taken by some larger banks in the Chicago market. And I'm just curious if you're seeing some of the same activity in yours, given the fact that the same banks that are in that Chicago market are also in your market.

                    And what I'm referring to is, these institutions are offering pretty high rates on checking accounts. And there also seems to be some competition on the certificate side from mutuals in the area paying up. Are you seeing that? And is it becoming an issue?

Marty: Eric, this is Marty Grunst. I'll give you a couple of comments on that. Some of the Chicago activity is related, I think, to some of the companies that are opening new branches, so those are new markets for them. And they're able to be a little bit more aggressive there. We don't have quite the same issue in terms of large volumes of new entrants in our areas that we dominate.

                    However, we do have a number of competitors that offer a high rate checking, sort of a promotional intro offer. And we combat that with similar offers. So, we have been able to hold our own with those that are doing that kind of a promotion. And similarly, on the CD side, with a combination of promotions we are able to generally hold our

CITIZENS BANKING CORP
ID# 6448422                                                              PAGE 13

                    own against the larger banks that are providing that kind of competition.

Eric: And then the -- this is my last question. What I asked on the checking account side, do you have a target as to what you think the fee generation will be on those checking accounts that you've added? I mean, is it, like, a hundred bucks an account, 50 bucks an account? That type of thing.

Charlie: Eric, this is Charlie. We really haven't looked at it from that perspective. But what we have done, from a service charge perspective, is over the past let's say 12-15 months, we've put in a number of major initiatives in order to fix our fee waiver percentages and also increase some of those fees. Citizens had not raised their fee prices for quite a few years. And so, we have done some gradual movements. We didn't jump up to being the highest in the market. We are actually middle to low, still, in our marketplace. And so we still have some room.

                    We're just trying to get more competitive with the pricing. And that's kind of how we look at it versus on a per account basis.

Eric:               Okay.  Thanks.

April: At this time there are no further questions. Mr. Hartman, are there any closing remarks?

Bill:               I'd like to thank you all for joining the call this morning.
                    And I hope you all have a great weekend.

April: This concludes today's conference call. You may now disconnect.